Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Diomed Holdings, Inc.
Andover, Massachusetts

We hereby consent to the incorporation by reference in the Prospectuses, pertaining to the Diomed Holdings, Inc. 2003 Omnibus Incentive Plan, the 2001 Employee Stock Option Plan, and the 1998 Incentive Plan, constituting a part of this Registration Statement on Form S-8 of our report dated March 16, 2007, relating to the consolidated financial statements of Diomed Holdings, Inc. appearing in the Company’s Annual Report on form 10-KSB for the year ended December 31, 2006.

/s/ BDO Seidman, LLP

Boston, Massachusetts

March 16, 2007